                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 ------------
                                   FORM 8-K
                                CURRENT REPORT


                                 ------------
                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported)
                               October 14, 1997





                           THE HAIN FOOD GROUP, INC.
            (Exact name of registrant as specified in its charter)




  Delaware                          0-22818            22-3240619
----------------------------     ------------     -------------------
(State or other jurisdiction     (Commission      (I.R.S. Employer
of incorporation)                File Number)     Identification No.)


                50 Charles Lindbergh Boulevard
                      Uniondale, New York               11553
---------------------------------------------------    ----------
           (Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code (516) 237-6200

Item 2. Acquisition or Disposition of Assets.

     On October 14, 1997, Hain Acquisition Corp., a Delaware corporation (the "Purchaser") and wholly owned subsidiary of The Hain Food Group, Inc., a Delaware corporation ("Parent"), pursuant to its Offer to Purchase dated September 12, 1997 and the related Letter of Transmittal (the "Offer"), purchased 5,731,904 shares of common stock, par value $.01 per share (the "Shares"), of Westbrae Natural, Inc., a Delaware corporation (the "Company") for $3.625, net in cash, per Share. The Shares so purchased represented approximately 96.3% of the Shares outstanding on such date.

     Pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated September 11, 1997, as amended, by and among Parent, the Purchaser and the Company, on October 14, 1997, pursuant to Section 253 of the Delaware General Corporation Law, the Purchaser merged with and into the Company. As a result of the Merger, each outstanding share of Common Stock (other than acquired by the Purchaser in the Offer and Shares as to which appraisal rights are perfected, if any) were converted into the right to receive $3.625 in cash.


     Parent funded the acquisition with funds obtained through its credit facilities.


Item 7. Financial Statements and Exhibits.

(a) Financial Statements of business acquired.

     The consolidated financial statements of Vestro Natural Foods Inc. (the prior name of the Company) ("Vestro") for each of the years in the three year period ended December 31, 1996, the balance sheets of Vestro for each of the years in the two year period ended December 31, 1996 and the related report of independent accountants and the unaudited financial statements of the Company for the nine months ended September 30, 1996 and September 30, 1997 are included in pages 3 through 23.


(b) Pro forma financial information.

     The unaudited pro forma condensed combined balance sheet of Parent as of September 30, 1997 and the unaudited pro forma condensed combined statements of operations for the year ended June 30, 1997 and the three months ended September 30, 1997 are included in pages 24 through 28.


(c) Exhibits.

     2.1 Agreement and Plan of Merger dated as of September 11, 1997, among Parent, the Purchaser and the Company (Incorporated by reference from Exhibit
(c)(1) to the Schedule 14D-1 filed by Parent and the Purchaser with the Securities and Exchange Commission (the "SEC") dated September 12, 1997 (the "Schedule 14D-1")).

     2.2 Shareholders Agreement dated as of September 11, 1997, among the Company, the shareholders named therein, the Parent and the Purchaser (Incorporated by reference from Exhibit (c)(2) to the Schedule 14D-1).

     2.3 First Amendment to the Agreement and Plan of Merger dated as of October 9, 1997, among Parent, the Purchaser and the Company (Incorporated by reference from Exhibit (c)(5) to Amendment No. 1 to the Schedule 14D-1 filed by Parent and the Purchaser with the SEC dated October 9, 1997).

     2.4 Press release of Parent dated October 15, 1997 (Incorporated by reference from Exhibit (a)(9) to Amendment No. 2 to the Schedule 14D-1 filed by Parent and Purchaser with the SEC dated October 15, 1997).

                         INDEX TO FINANCIAL STATEMENTS



Consolidated financial statements of Vestro Natural
 Foods Inc. (the prior name of Westbrae Natural, Inc.) for the fiscal year ended December
 31, 1996
Report of Independent Accountants   ......................................................     3
Consolidated Balance Sheet ...............................................................     4
Consolidated Income Statement ............................................................     5
Consolidated Statement of Shareholders' Equity  ..........................................     6
Consolidated Statements of Cash Flows  ...................................................     7
Notes to Financial Statements ............................................................     8
Consolidated financial statements of Westbrae Natural,
 Inc. for the nine months ended September 30, 1997
 (unaudited)
Consolidated Condensed Balance Sheet   ...................................................    16
Consolidated Income Statement ............................................................    18
Consolidated Statements of Cash Flows  ...................................................    20
Notes to Consolidated Financial Statements   .............................................    21
Pro Forma Condensed Combined Financial
 Information (unaudited)
Pro Forma Condensed Combined Financial Information .......................................    24
Pro Forma Condensed Balance Sheet as of September 30, 1997  ..............................    25
Pro Forma Condensed Statement of Income For the Year Ended June 30, 1997   ...............    26
Pro Forma Condensed Statement of Income For the Three Months Ended September
 30, 1997   ..............................................................................    27
Notes to Pro Forma Condensed Combined Financial Statements  ..............................    28

                          VESTRO NATURAL FOODS, INC.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of
Vestro Natural Foods Inc.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Vestro Natural Foods Inc. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse LLP



PRICE WATERHOUSE LLP
Costa Mesa, California
March 25, 1997

                           VESTRO NATURAL FOODS INC.
                          CONSOLIDATED BALANCE SHEET



                                                                                 December 31,
                                                                            1996              1995
                                                                       --------------   ----------------
Assets
 Current assets:
 Cash and cash equivalents   .......................................    $      1,000     $    192,000
 Accounts receivable, trade - net of allowance for doubtful accounts
   of $52,000 and $49,000 ..........................................       2,105,000        2,084,000
 Inventories (Note 1)  .............................................       3,779,000        2,910,000
 Prepaid expenses   ................................................         632,000          973,000
                                                                        ------------     ------------
   Total current assets   ..........................................       6,517,000        6,159,000
                                                                        ------------     ------------
Properties (Note 1):
 Machinery and equipment  ..........................................         667,000          566,000
 Leasehold improvements   ..........................................          16,000           15,000
                                                                        ------------     ------------
                                                                             683,000          581,000
 Less accumulated depreciation and amortization   ..................         514,000          425,000
                                                                        ------------     ------------
                                                                             169,000          156,000
                                                                        ------------     ------------
Excess of cost over net assets of businesses acquired - net of
 accumulated amortization of $1,583,000 and $1,370,000 (Note 1)   .        6,694,000        6,907,000
Other assets  ......................................................         395,000          545,000
                                                                        ------------     ------------
   Total assets  ...................................................    $ 13,775,000     $ 13,767,000
                                                                        ============     ============
Liabilities and Shareholders' Equity
Current liabilities:
 Accounts payable   ................................................    $  1,713,000     $  2,409,000
 Accrued liabilities (Note 10)  ....................................         786,000          507,000
 Current portion of long-term debt (Note 3)    .....................         849,000          775,000
                                                                        ------------     ------------
   Total current liabilities    ....................................       3,348,000        3,691,000
Long-term debt, net of current portion (Note 3)   ..................       1,913,000        2,765,000
                                                                        ------------     ------------
   Total liabilities   .............................................       5,261,000        6,456,000
                                                                        ------------     ------------
Commitments and contingencies (Notes 3 and 9)
Shareholders' equity (Notes 5 and 6):
 Common stock, $.01 par value, 30,000,000 shares authorized;
   5,950,588 shares issued and outstanding  ........................          60,000           60,000
 Additional paid-in capital  .......................................      17,202,000       17,202,000
 Note receivable under stock purchase plan  ........................        (444,000)        (444,000)
 Accumulated deficit   .............................................      (8,304,000)      (9,507,000)
                                                                        ------------     ------------
   Total shareholders' equity   ....................................       8,514,000        7,311,000
                                                                        ------------     ------------
   Total liabilities and shareholders' equity  .....................    $ 13,775,000     $ 13,767,000
                                                                        ============     ============

          See accompanying notes to consolidated financial statements.

                           VESTRO NATURAL FOODS INC.
                         CONSOLIDATED INCOME STATEMENT




                                                                For the years ended December 31,
                                                            1996             1995              1994
                                                       --------------   --------------   ----------------
Net sales ..........................................    $32,583,000     $ 28,836,000      $ 24,892,000
Cost of goods sold    ..............................     20,143,000      18,374,000         16,059,000
                                                        -----------     ------------      ------------
   Gross profit ....................................     12,440,000      10,462,000          8,833,000
Selling, general and administrative expenses  ......     10,822,000       9,676,000          8,168,000
                                                        -----------     ------------      ------------
  Income from operations    ........................      1,618,000         786,000            665,000
Interest expense   .................................       (266,000)       (259,000)          (257,000)
Other income, net  .................................          9,000          89,000            148,000
                                                        -----------     ------------      ------------
  Income before provision for income taxes    ......      1,361,000         616,000            556,000
Provision for income taxes (Note 4)  ...............        158,000          14,000             18,000
                                                        -----------     ------------      ------------
Net income   .......................................    $ 1,203,000     $   602,000       $    538,000
                                                        ===========     ============      ============
Earnings per common share (Note 1)   ...............    $       .19     $       .10       $        .09
                                                        ===========     ============      ============
Weighted average common shares outstanding    ......      6,275,125       6,067,376          6,260,130
                                                        ===========     ============      ============

          See accompanying notes to consolidated financial statements.

                           VESTRO NATURAL FOODS INC.
                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY




                                                          10%
                                      Series A        Convertible
                                     Convertible     Exchangeable
                                      Preferred        Preferred       Common
                                        Stock            Stock         Stock
                                   ---------------  ---------------  ----------
Balance at December 31, 1993     . $  1,140,000     $  8,768,000     $17,000
Exchange of 3,899,570 shares of
 common stock for preferred
 stock (Note 5)   ...............    (1,140,000)      (8,768,000)     39,000
Issuance of 659,750 shares of
 common stock under stock
 purchase plan (Note 6)    ......                                      7,000
Repurchase of 263,900 shares
 under stock purchase plan    ...                                     (3,000)
Net income for the year    ......
Balance at December 31, 1994 .                                        60,000
Net income for the year .........
Balance at December 31, 1995 .                                        60,000
Net income for the year .........
Balance at December 31, 1996     . $                $                $60,000
                                   =============    =============    ========



                                                                            Note
                                                                         Receivable
                                                                            Under
                                     Additional                             Stock
                                      Paid-In         Accumulated         Purchase
                                      Capital           Deficit             Plan
                                   --------------  ------------------  ---------------
Balance at December 31, 1993     . $11,096,000      $  (10,647,000)
Exchange of 3,899,570 shares of
 common stock for preferred
 stock (Note 5)   ...............    5,403,000
Issuance of 659,750 shares of
 common stock under stock
 purchase plan (Note 6)    ......    1,228,000                          $  (784,000)
Repurchase of 263,900 shares
 under stock purchase plan    ...     (525,000)                             340,000
Net income for the year    ......                          538,000
                                                    --------------
Balance at December 31, 1994 .      17,202,000         (10,109,000)        (444,000)
Net income for the year .........                          602,000
                                                    --------------
Balance at December 31, 1995 .      17,202,000          (9,507,000)        (444,000)
Net income for the year .........                        1,203,000
                                                    --------------
Balance at December 31, 1996     . $17,202,000      $   (8,304,000)     $  (444,000)
                                   ============     ==============      ===========

          See accompanying notes to consolidated financial statements.

                           VESTRO NATURAL FOODS INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS




                                                                         For the years ended December 31,
                                                                      1996             1995             1994
                                                                  -------------   ---------------   -------------
Cash flows from operating activities:
 Net income ...................................................   $ 1,203,000      $    602,000      $   538,000
                                                                  -----------      ------------      -----------
 Adjustments to reconcile net income to net cash pro-
   vided by operating activities:
   Depreciation   .............................................       90,000             76,000           71,000
   Amortization of intangibles   ..............................      213,000            213,000          213,000
   Compensation expense under stock purchase and
    stock option plans  .......................................       52,000             52,000          238,000
   Provision (reversal) for doubtful accounts and note   ......        3,000            (59,000)        (220,000)
   Provision for slow-moving inventory and discontinued
    products   ................................................       60,000             77,000          237,000
   Changes in operating assets and liabilities, net of
    effect of business disposition:
    (Increase) decrease in accounts receivable  ...............      (24,000)          (333,000)         105,000
    Increase in inventories   .................................     (929,000)          (440,000)        (664,000)
    Decrease (increase) in prepaid expenses  ..................      341,000           (530,000)          80,000
    (Decrease) increase in accounts payable  ..................     (696,000)          (563,000)         813,000
    Increase (decrease) in accrued liabilities  ...............      227,000           (189,000)        (225,000)
                                                                  -----------      ------------      -----------
    Total adjustments   .......................................     (663,000)        (1,696,000)         648,000
                                                                  -----------      ------------      -----------
    Net cash provided by (used in) operating activities .            540,000         (1,094,000)       1,186,000
                                                                  -----------      ------------      -----------
Cash flows from investing activities:
 Capital expenditures   .......................................     (103,000)           (66,000)         (65,000)
 Proceeds from note receivable   ..............................                         167,000          379,000
 Decrease (increase) in other assets   ........................      150,000            107,000         (322,000)
                                                                  -----------      ------------      -----------
    Net cash provided by (used in) investing activities .......       47,000            208,000           (8,000)
                                                                  -----------      ------------      -----------
Cash flows from financing activities:
 Proceeds from borrowings on bank note payable  ...............       36,000             38,000
 (Repayment of) proceeds from borrowings on revolving
   line of credit .............................................     (100,000)           100,000
 Repayments under long-term debt ..............................     (714,000)          (549,000)        (422,000)
 Payment in connection with recapitalization (Note 5)    ......                                          (94,000)
 Proceeds from stock purchase plan  ...........................                                           66,000
                                                                                                     -----------
    Net cash used in financing activities .....................     (778,000)          (411,000)        (450,000)
                                                                  -----------      ------------      -----------
Increase (decrease) in cash and cash equivalents   ............     (191,000)        (1,297,000)         728,000
Cash and cash equivalents, beginning of year ..................      192,000          1,489,000          761,000
                                                                  -----------      ------------      -----------
Cash and cash equivalents, end of year ........................   $    1,000       $    192,000      $ 1,489,000
                                                                  ===========      ============      ===========

          See accompanying notes to consolidated financial statements.

                           VESTRO NATURAL FOODS INC.

                         NOTES TO FINANCIAL STATEMENTS


1. Summary of significant accounting policies


Description of business

     Vestro Natural Foods Inc., a Delaware corporation, is engaged in the ownership and operation of specialty food businesses. Its products are sold under the tradenames Westbrae, Westsoy, Little Bear and Bearitos.


Basis of presentation

     The consolidated financial statements include the accounts of Vestro Natural Foods Inc. and its subsidiaries (the Company), all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.


Use of estimates in preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.



Fair value of financial instruments

     The Company values financial instruments as required by Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Values of Financial Instruments" (SFAS 107). The carrying amounts of cash and cash equivalents, accounts and other receivables, accounts payable, accrued liabilities and debt approximate fair value.


Cash and cash equivalents

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents for purposes of the consolidated statement of cash flows.


Concentrations of credit risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The credit risk exists because the Company's sales are concentrated to a relatively small number of customers within the natural foods industry. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.


Inventories

     Inventories are valued at the lower of cost or market, cost being determined on a first-in, first-out basis. At December 31, 1996 and 1995, inventories consist of:



                                          1996            1995
                                      -------------   ------------
Finished goods   ..................   $ 2,598,000     $ 2,541,000
Raw materials and supplies   ......     1,181,000         369,000
                                      ------------    ------------
                                      $ 3,779,000     $ 2,910,000
                                      ============    ============

Properties

     Properties are stated at cost less accumulated depreciation. Machinery and equipment are depreciated using a straight-line basis over the estimated useful life of the asset ranging from five to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of the useful lives or the term of the lease.

                           VESTRO NATURAL FOODS INC.

1. Summary of significant accounting policies  -- (Continued)

Intangible assets

     The excess of the cost over the fair value of net assets of purchased businesses (goodwill) is amortized on a straight-line basis, generally over 40 years. The Company evaluates whether there has been any impairment of goodwill based upon management's estimate of future net income, on an undiscounted basis, over the remaining useful life of goodwill.


Income taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under the liability method specified by SFAS 109, the deferred tax liability is determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in the liability for deferred taxes.


Stock options

     The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) in 1996. As permitted by SFAS 123, the Company continues to measure compensation cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) but provides pro forma disclosures of net income and earnings per common share as if the fair value method (as defined in SFAS 123) had been applied beginning in 1995.


Earnings per share

     Earnings per share are based upon the weighted average number of common shares and common stock equivalents outstanding. Assumed exercise of contingent shares, convertible preferred stock, outstanding warrants and options have been considered in the computation of per share data to the extent they are dilutive.

2. Business divestitures


Divestiture of the net assets of Heidi's Pastry, Inc. and Jan Holzmeister Cheesecake, Ltd.

     Effective December 18, 1992, the Company sold substantially all of the assets of Heidi's Pastry, Inc., a bakery and wholesale distributor of gourmet pastries, and Jan Holzmeister Cheesecake, Ltd., a producer of cheesecakes. The sales price included $4,200,000 in cash, a note receivable valued at $411,000, and the assumption of certain related liabilities and obligations. A cash payment for the remaining balance of the note receivable was received during 1995.

3. Debt obligations


Revolving line of credit

     In April 1994, the Company executed a revolving credit agreement with a financial institution. The original agreement established an expiration date of April 30, 1996. In 1996, the Company executed an amendment which extended the expiration to April 30, 1997 and revised certain other terms of the credit agreement. The terms of the credit agreement, as amended, provide: (1) borrowings up to 80% of eligible accounts receivable plus 30% of eligible inventory (up to $1,000,000) less all outstanding commercial and standby letters of credit; (2) a maximum outstanding credit balance of $4,000,000; (3) interest rate at the bank's prime rate plus 0.5% with a Company option to have all or portion of the principal balance bear interest at LIBOR plus 2.5%; (4) a requirement to maintain a non-interest bearing deposit of $200,000 or pay a fee calculated at the prime rate plus 3% on the difference between the average daily deposit and the $200,000 requirement.

                           VESTRO NATURAL FOODS INC.

3. Debt obligations  -- (Continued)

     Upon execution of the agreement, the Company paid a loan fee of $40,000. Upon execution of the 1996 amendment, the Company paid an additional fee of $10,500. In addition, the Company was required to reimburse such expenses as filing, recording and search fees, appraisal fees, title report fees, legal and audit fees. These expenses were not significant for the years ended December 1996, 1995 and 1994. Outstanding borrowings under the revolving credit agreement were $-0- and $100,000 at December 31, 1996 and 1995, respectively.

     In addition to revising terms of the existing revolving line of credit, the 1996 amendment provided an additional credit facility to the Company. The Company was permitted to borrow up to $150,000 through December 31, 1996 for capital expenditures. The outstanding borrowing under this additional credit facility was $36,000 at December 31, 1996 which is included in long-term debt in the financial statements. This balance bears interest at the bank's prime rate plus 0.75% and is due in equal monthly installments through December 31, 1998.

     The revolving line of credit is secured by substantially all of the Company's assets. The agreement contains various covenants which restrict the Company from incurring additional indebtedness and require the Company to maintain certain financial ratios.


Notes payable

     In connection with the exchange agreement (see Note 5) with the holders of the Company's 10% convertible exchangeable preferred stock, the Company issued $4,372,000 in notes payable bearing interest at 8% per annum. The Senior Subordinated Notes A (Notes A) were issued in consideration of the dividends in arrears at the time of the agreement, which amounted to approximately $2,872,000. Principal and interest on Notes A are due monthly through May 15, 1998. The Senior Subordinated Notes B (Notes B) total $1,500,000. Interest on Notes B is payable monthly through May 15, 1998, subject to the limitation that the total principal and interest paid under both Notes A and B does not exceed 30% of net income. Any interest payments that are deferred due to this provision are payable in the next quarter that such provision will permit. Principal payments on Notes B are due quarterly beginning August 15, 1998 through 1999. The aggregate principal maturities of Notes A and B are payable as follows:



 Year Ended
December 31,
------------
   1997  ...........   $ 831,000
   1998  ...........     908,000
   1999  ...........     987,000

     The agreement also contains various covenants which restrict the Company from incurring additional indebtedness and property liens without the consent of the holders of a majority of the notes payable.

4. Income taxes
     The income tax provision for the years ended December 31, 1996 and 1995 consists of:



                            1996         1995
                         -----------   ---------
Current income taxes:
 Federal  ............    $  81,000    $  7,000
 State    ............       77,000       7,000
                          ----------   ---------
                            158,000      14,000
                          ----------   ---------
Deferred income taxes:
 Federal  ............
 State ...............
                          $ 158,000    $ 14,000
                          ==========   =========

                           VESTRO NATURAL FOODS INC.

4. Income taxes  -- (Continued)

     The differences between the tax provision calculated based on the statutory and effective tax rates for the year ended December 31, 1996 and 1995 are as follows:



                                                                  1996           1995
                                                              ------------   -------------
Computed income taxes, at 34%   ...........................   $ 463,000       $  209,000
State income tax, net of federal income tax benefit  ......      51,000            5,000
Goodwill and other nondeductible expenses   ...............      76,000           77,000
Utilization of NOL carryforwards   ........................    (516,000)        (231,000)
Other   ...................................................      84,000          (46,000)
                                                              ----------      ----------
                                                              $ 158,000       $   14,000
                                                              ==========      ==========

     Deferred tax assets (liabilities) comprise the following:



                                                             December 31,
                                                        1996             1995
                                                   --------------   ---------------
Deferred tax assets:
 Net operating loss carryforwards   ............   $  1,190,000      $  1,716,000
 Asset reserves   ..............................        114,000            89,000
 Accrued expenses    ...........................        276,000           219,000
 Deferred tax asset valuation allowance   ......     (1,546,000)       (1,995,000)
                                                   ------------      ------------
                                                         34,000            29,000
                                                   ------------      ------------
Deferred tax liabilities:
 Properties    .................................        (34,000)          (29,000)
                                                   ------------      ------------
Net deferred tax asset (liability)  ............   $         --      $         --
                                                   ============      ============

     The Company has net operating loss carryforwards for federal income tax purposes of approximately $3,457,000 which expire in varying amounts through 2009. The amount of net operating loss deductions available to the Company to offset future taxable income may be limited due to certain income tax regulations related to a change in ownership of the Company.

5. Capital stock

     On January 21, 1994, the shareholders approved an amendment to the Company's certificate of incorporation reducing the authorized common shares to 30,000,000 and authorized a one-for-ten reverse stock split. A total of 14,924,729 shares of common stock were retired in connection with the split. The stated par value of each share was not changed from $.01. A total of $149,000 was reclassified from the Company's common stock account to additional paid-in capital account, representing the par value of the shares retired. All references in the financial statements to average number of shares outstanding, per share amounts and stock option plan data have been restated to reflect the split.

     On January 10, 1994, the Company consummated an exchange agreement with the holders of the Series A convertible preferred stock whereby all shares were retired and dividends in arrears eliminated in exchange for $21,000 in cash and 534,800 shares of the Company's common stock. At the time of the exchange, dividends in arrears amounted to $297,000.

     On January 10, 1994, the Company consummated an exchange agreement with the holders of the 10% convertible exchangeable preferred stock whereby all shares were retired and dividends in arrears eliminated in exchange for $73,000 in cash, 3,364,770 shares of the Company's common stock, and notes payable in the amount of $4,372,000 see Note 3). At the time of the exchange, dividends in arrears amounted to $2,872,000.

                           VESTRO NATURAL FOODS INC.

6. Incentive compensation and stock purchase and option plans

     The Company adopted a stock option plan in 1996 under which employees may be granted options to purchase up to 150,000 shares of the Company's common stock at prices not less than the fair market value of the common stock on the date of grant. Stock options may be granted under the plan through 2006. As of December 31, 1996, 74,500 options are outstanding under this plan, none of which are currently exercisable.

     In 1996, the Company granted nonqualified stock options to purchase 120,000 shares of the Company's common stock to an officer of the Company. Of the options, 60,000 were granted at an exercise price of $1.50 per share and the remaining 60,000 were granted at $2.25 per share. The options were granted at market value of the Company's common stock and as such no compensation expense was recorded. These options were 100% exercisable upon issuance.

     In 1995, the Company granted nonqualified stock options to purchase 120,000 shares of the Company's common stock to an officer of the Company. Of the options, 60,000 were granted at an exercise price of $1.63 per share and the remaining 60,000 were granted at $1.88 per share. The options were granted at market value of the Company's common stock and as such no compensation expense was recorded. These options were 100% exercisable upon issuance.

     In 1995, the Company granted nonqualified stock options to purchase 160,000 shares of the Company's common stock at an exercise price of $1.88 per share to the Directors of the Company. The options were granted at market value of the Company's common stock and as such no compensation expense was recorded. The options vest over a three-year period with up to two years credit given to individual Directors for prior service. As of December 31, 1996, 133,333 of these options are exercisable.

     Effective January 1, 1994, the Company adopted a 401(k) Savings Plan covering substantially all employees. Monthly contributions to the Savings Plan are made by the Company based upon the employee's contributions to the plan. The Company contributed $32,000, $26,000 and $26,000 to the Savings Plan during the years ended December 31, 1996, 1995 and 1994, respectively.

     In 1994, the Company entered into a bonus arrangement with two key executive officers. In connection with the arrangement, the officers participate in an incentive compensation plan which provides a bonus based on pre-tax earnings in excess of predetermined targets. The incentive compensation bonus was $7,000 for the year ended December 31, 1994. This arrangement expired on December 31, 1994.

     On January 10, 1994, the Company consummated a stock purchase plan under which 659,750 shares of the Company's common stock were issued to an executive officer for total consideration of $850,000, consisting of $66,000 in cash and a $784,000 note receivable, bearing interest at 5.75%, due December 31, 1997. The purchase plan provides the Company with the right to repurchase shares in the event that the officer's employment is terminated prior to a five-year vesting period. Following the officer's resignation in January 1995, the Company was entitled to repurchase 395,850 shares with a corresponding reduction in the amount of the note receivable due from the former officer. The Company entered into a severance agreement with the former officer which entitled the officer to purchase an additional 131,950 shares with a note receivable. The Company recorded the repurchased shares and the severance agreement in the financial statements as of December 31, 1994. The Company also recognized earned compensation expense of $198,000 during the year ended December 31, 1994, representing the difference between the sale price and the fair market value of these shares as of the date of the stock purchase plan and of the severance agreement. Nonqualified stock options to purchase 494,812 shares of the Company's common stock were also forfeited upon the former officer's resignation.

     In 1993, the Company granted nonqualified stock options to purchase 329,875 shares of the Company's common stock at an exercise price of $1.29 per share to an officer of the Company's subsidiary. In connection with the nonqualified stock options granted below the fair market value of the Company's common stock at the date of grant, the Company will amortize $194,000 to compensation expense over a five-year vesting period. Amortization recorded to compensation expense was $52,000 for each the years ended December 31, 1996 and 1995.

                           VESTRO NATURAL FOODS INC.

6. Incentive compensation and stock purchase and option plans  -- (Continued)

     The Company adopted a stock option plan in 1988 under which employees may be granted options to purchase up to 150,000 shares of the Company's common stock at prices not less than the fair market value of the common stock on the date of grant. Stock options may be granted under the plan through 1998. As of December 31, 1996, 149,500 options are outstanding under this plan, 58,375 of which are currently exercisable.

     The Company adopted a nonqualified stock option plan in 1987 under which certain employees and directors may be granted options to purchase up to 270,000 shares of the Company's common stock at prices not less than the fair market value of common stock on the date of grant. Stock options may be granted under the plan through 1997. As of December 31, 1996, there are no options outstanding under this plan.

     The following table sets forth the options granted, forfeited and exercised during the three years ended December 31, 1996 and their respective exercise price ranges:



                                                     Shares          Prices
                                                  -------------   -------------
Shares under option, December 31, 1993   ......      925,687       $1.29 - 6.00
 Granted   ....................................       56,500      2.75
 Forfeited and expired ........................     (520,812)      2.58 - 6.00
                                                   ---------       ------------
Shares under option, December 31, 1994   ......      461,375       1.29 - 6.00
 Granted   ....................................      405,500       1.38 - 1.88
 Forfeited and expired ........................     (107,500)      1.38 - 6.00
                                                   ---------       ------------
Shares under option, December 31, 1995   ......      759,375       1.29 - 1.88
 Granted   ....................................      194,500       1.50 - 3.00
 Forfeited and expired ........................           --
                                                   ---------
 Shares under option, December 31, 1996  ......      953,875       $1.29 - 3.00
                                                   =========       ============

     The options issued during 1996 in accordance with the 1996 stock option plan were granted for 10 year periods. All other options were granted for 5 year periods. Except as noted above, options granted to officers and employees are not generally exercisable for a period of one year after date of grant and thereafter become exercisable at 25% annually. The following table summarizes information about stock options outstanding at December 31, 1996:



                                        Weighted-Average
                          Shares           Remaining           Shares
   Exercise Price       Outstanding     Contractual Life     Exercisable
--------------------   -------------   ------------------   ------------
              $1.29       329,875             1.0             263,900
              $1.38       149,500             3.2              58,375
              $1.50        60,000             4.1              60,000
              $1.63        60,000             3.1              60,000
              $1.88       220,000             3.6             193,333
              $2.25        60,000             4.5              60,000
              $3.00        74,500             9.8                 -0-
                          --------            ---             --------
        $1.29-$3.00       953,875             3.2             695,608
                          ========            ===             ========

                           VESTRO NATURAL FOODS INC.

     6. Incentive compensation and stock purchase and option plans
  -- (Continued)

     Had compensation cost been determined on the basis of fair value pursuant to SFAS 123 net income and earnings per common share would have been as follows:



                                    December 31,
                                 1996           1995
                             -------------   ----------
Net income:
 As reported  ............   $ 1,203,000     $ 602,000
                             ============    ==========
 Pro forma ...............   $ 1,030,000     $ 371,000
                             ============    ==========
Earnings per common share:
 As reported  ............   $       .19     $     .10
                             ============    ==========
 Pro forma ...............   $       .16     $     .07
                             ============    ==========

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes model with the following assumptions used for grants during both periods: no dividend yield; expected volatility of 39%; risk free interest rates of 6.5% in 1996 and 7.1% in 1995; and expected option lives of 3-7 years.

     At December 31, 1996 the Company has reserved 953,875 shares of common stock for the exercise of outstanding stock options.

7. Related party transactions

     The Company leases certain office and warehouse space in Carson, California from a partnership which includes a Director of the Company. Total rent expense paid to the partnership was $196,000, $196,000 and $161,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

8. Sales to major customers

     In 1996 sales to three customers accounted for $9,126,000, $6,275,000 and $4,728,000 or approximately 27%, 18% and 14% of total revenue, respectively. In 1995 sales to four customers accounted for $4,860,000, $3,674,000, $3,170,000 and $3,016,000 or approximately 17%, 13%, 11% and 11% of total revenue, respectively. In 1994 sales to three customers accounted for $3,650,000, $3,625,000 and $2,592,000 or approximately 15%, 15% and 10% of total revenue, respectively.

9. Commitments and contingencies


Leases

     As of December 31, 1996, the Company and its subsidiaries are obligated under various agreements to lease facilities and equipment. Future minimum rentals under noncancellable operating leases are as follows:



                                Operating
Year ending December 31,         Leases
----------------------------   ----------
      1997   ...............   $ 152,000
      1998   ...............       3,000
                               ----------
      Total  ...............   $ 155,000
                               ==========

     Rental expense related to operating leases amounted to $201,000, $207,000 and $228,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

                           VESTRO NATURAL FOODS INC.

9. Commitments and contingencies  -- (Continued)

Legal proceedings

     Management has received information furnished by legal counsel on the current status of all outstanding legal proceedings and the development of these matters to date. Based upon this review, it is the opinion of management that adequate provision has been made for all reasonably estimable costs and that the ultimate aggregate liability, if any, should not materially affect the Company's financial position or results of operations.

10. Accrued liabilities

     Accrued liabilities consist of the following:



                                                       1996          1995
                                                    -----------   ----------
Compensation expense and related benefits  ......    $ 455,000    $ 288,000
Income Taxes Payable  ...........................      147,000
Other  ..........................................      184,000      219,000
                                                     ----------   ----------
                                                     $ 786,000    $ 507,000
                                                     ==========   ==========

11. Consolidated statement of cash flows -- supplemental disclosures


Supplemental disclosures of cash flow information:

     Interest paid during 1996, 1995 and 1994 amounted to $268,000, $268,000 and $257,000, respectively.

     Cash paid for income taxes during 1996, 1995 and 1994 amounted to $4,000, $8,000 and $8,000, respectively.


Supplemental schedule of noncash investing and financing activities:



Year ended December 31, 1994
-----------------------------
Notes payable exchanged in retirement of preferred stock and dividends in arrears ...   $ 4,372,000
                                                                                        ============
Note receivable recorded in connection with stock purchase plan, net of reduction for
 shares repurchased   ...............................................................   $   444,000
                                                                                        ============

                   WESTBRAE NATURAL, INC., AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEET


                                    ASSETS



                                                               September 30,     December 31,
                                                                   1997             1996
                                                              ---------------   -------------
                                                                (Unaudited)
Current assets:
 Cash and cash equivalents   ..............................     $ 1,175,000     $     1,000
 Accounts receivable trade -- net  ........................       2,895,000       2,105,000
 Inventories  .............................................       4,451,000       3,779,000
 Prepaid expenses and other  ..............................         603,000         632,000
                                                                ------------    ------------
   Total current assets   .................................       9,124,000       6,517,000
                                                                ------------    ------------
Properties, at cost:
 Machinery and equipment  .................................         683,000         667,000
 Leasehold improvements   .................................          16,000          16,000
                                                                ------------    ------------
                                                                    699,000         683,000
 Less accumulated depreciation  ...........................         561,000         514,000
                                                                ------------    ------------
                                                                    138,000         169,000
Excess of cost over net assets businesses acquired -- net .       6,535,000       6,694,000
Other Assets  .............................................         256,000         395,000
                                                                ------------    ------------
  Total assets   ..........................................     $16,053,000     $13,775,000
                                                                ------------    ------------

          See accompanying notes to consolidated financial statements.

                   WESTBRAE NATURAL, INC., AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET


                     LIABILITIES AND SHAREHOLDERS' EQUITY



                                                                    September 30,     December 31,
                                                                        1997              1996
                                                                   ---------------   --------------
                                                                     (Unaudited)
Current liabilities:
 Accounts payable  .............................................    $  2,878,000     $ 1,713,000
 Notes Payable-current portion    ..............................         859,000         849,000
 Accrued liabilities  ..........................................         876,000         786,000
 Total current liabilities  ....................................       4,613,000       3,348,000
Notes Payable   ................................................       1,255,000       1,913,000
                                                                    ------------     ------------
 Total liabilities    ..........................................       5,868,000       5,261,000
Commitments and contingencies (Note 3)
   Common Stock, $.01 par value, 30,000,000 shares
    authorized 5,950,588 shares issued and; outstanding   ......          60,000          60,000
 Additional paid-in capital    .................................      17,202,000      16,758,000
 Accumulated deficit  ..........................................      (7,077,000)     (8,304,000)
                                                                    ------------     ------------
                                                                      10,185,000       8,514,000
                                                                    ------------     ------------
Total liabilities and shareholders' equity    ..................    $ 16,053,000     $13,775,000
                                                                    ------------     ------------

          See accompanying notes to consolidated financial statements.

                   WESTBRAE NATURAL, INC., AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENT
                                  (Unaudited)



                                                              Three Months Ended
                                                                 September 30,
                                                        -------------------------------
                                                            1997             1996
                                                        -------------   ---------------
Net sales  ..........................................   $ 9,728,000      $ 8,188,000
Cost of sales    ....................................    5,711,000         5,036,000
                                                        -----------      -----------
Gross profit  .......................................    4,017,000         3,152,000
Selling, general and administrative expenses   ......    3,389,000         2,703,000
                                                        -----------      -----------
Operating income    .................................      628,000           449,000
Interest & other income (expense)  ..................      (34,000)          (64,000)
                                                        -----------      -----------
Net Income before income taxes  .....................      594,000           385,000
Income tax provision   ..............................       75,000            61,000
                                                        -----------      -----------
Net Income    .......................................   $  519,000       $   324,000
Earnings per common share    ........................   $      .08       $       .08

          See accompanying notes to consolidated financial statements.

                   WESTBRAE NATURAL, INC., AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENT
                                  (Unaudited)



                                                                Six Months Ended
                                                                  September 30,
                                                        ---------------------------------
                                                             1997              1996
                                                        --------------   ----------------
Net sales  ..........................................   $ 27,230,000      $ 25,378,000
Cost of sales    ....................................    16,280,000         15,728,000
                                                        ------------      ------------
Gross profit  .......................................    10,950,000          9,650,000
Selling, general and administrative expenses   ......     9,430,000          8,453,000
                                                        ------------      ------------
Operating income    .................................     1,520,000          1,197,000
Interest & other income (expense)  ..................      (123,000)          (198,000)
                                                        ------------      ------------
Net Income before income taxes  .....................     1,397,000            999,000
Income tax provision   ..............................       170,000            105,000
                                                        ------------      ------------
Net Income    .......................................   $ 1,227,000       $    894,000
Earnings per common share    ........................   $       .19       $        .14

          See accompanying notes to consolidated financial statements.

                   WESTBRAE NATURAL, INC., AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (Unaudited)



                                                                    Nine Months Ended
                                                                        September
                                                               ----------------------------
                                                                   1997           1996
                                                               ------------   -------------
Cash flows from operating activities:
 Net income    .............................................    $1,227,000     $  571,000
 Adjustments to reconcile net income to net cash provided
   (used) by operating activities:
 Depreciation and amortization   ...........................       206,000        149,000
 Provision for doubtful accounts    ........................        27,000         18,000
 Change in assets and liabilities, net of effect of business acquisitions:
 (Increase) decrease in accounts receivable  ...............      (817,000)      (448,000)
 (Increase) decrease in inventories    .....................      (672,000)      (879,000)
 (Increase) decrease in prepaid expenses and other    ......        29,000        100,000
 Increase (decrease) in accounts payable  ..................     1,165,000        476,000
 Increase (decrease) in other accrued liabilities  .........        90,000        223,000
                                                                ----------     ----------
 Total adjustments   .......................................        28,000       (361,000)
                                                                ----------     ----------
 Net cash provided (used) by operating activities  .........     1,255,000        210,000
                                                                ----------     ----------
 Cash flows from investing activities:
 Expenditures for equipment   ..............................       (16,000)       (61,000)
 (Increase) in other assets   ..............................       139,000        108,000
                                                                ----------     ----------
 Net cash provided (used) by investing activities  .........       123,000         47,000
                                                                ----------     ----------
 Cash flows from financing activities:
 Proceeds from stock purchase    ...........................       444,000             --
 Net borrowing (payments) of long-term obligations    ......      (648,000)      (449,000)
                                                                ----------     ----------
 Net cash provided (used) by financing activities  .........      (204,000)      (449,000)
                                                                ----------     ----------
 Increase (decrease) in cash  ..............................     1,174,000       (192,000)
 Cash and cash equivalents, beginning of period    .........         1,000        192,000
                                                                ----------     ----------
 Cash and cash equivalents, end of period    ...............    $1,175,000     $       --
                                                                ----------     ----------

          See accompanying notes to consolidated financial statements.

                    WESTBRAE NATURAL, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Consolidated Financial Statements

     The consolidated balance sheet as of September 30, 1997, and the consolidated statements of operations and cash flows for the three and nine months ended September 30, 1997 and September 30, 1996 have been prepared by the Company, without audit. In the opinion of Management, all adjustments necessary to present fairly the financial position, results of operations and changes in financial position at September 30, 1997 and for all periods presented have been made. Such adjustments consisted only of normal recurring items.

     Certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. The results of operations for the periods ended September 30, 1997 and September 30, 1996 are not necessarily indicative of the operating results for the full years.


Note 1. Provision for Income Taxes

     Effective January 1, 1993, the Company adopted FAS No. 109 for accounting for income taxes. The adoption of FAS No. 109 did not have a material effect on the Company's net income for the three months and nine months ended September 30, 1997.

     For Federal income tax purposes, the Company has a tax basis net operating loss carryforward of $1,400,000 expiring through 2009. During the three months and nine months ended September 30, 1997, the income tax provision reflects the utilization of available Federal operating loss carryforwards in lieu of income taxes that would have been incurred. Utilization of the remaining carryforwards is dependent on future taxable income.


Note 2. Earnings (Loss) Per Share

     Earnings (loss) per share amounts are based on the weighted average number of shares outstanding --


For the three months ended September 30, 1997  ......    6,462,212
For the nine months ended September 30, 1997   ......    6,422,821
For the three months ended September 30, 1996  ......    6,348,042
For the nine months ended September 30, 1996   ......    6,231,495

     Assumed exercise of outstanding options have been considered in the computation of per share data to the extent they cause dilution.

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Account Standards No. 128, "Earnings per Share" ("FAS 128") which will become effective in the fourth quarter of 1997. FAS 128 replaces the presentation of earnings per share reflected on the Income Statement with a dual presentation of Basic earnings per share ("Basic EPS") and Diluted earnings per share ("Diluted EPS"). Basic EPS excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised resulting in the issuance of common stock which then shared in the earnings of the Company. FAS 128 does not permit early application; however, it requires, when implemented in the fourth quarter, the restatement of previously reported earnings per share for each income statement presented. Pro forma disclosure of earnings per share information as if the Company had implemented FAS 128 for the three and nine month periods, ending September 30, 1997 and September 30, 1996 is as follows.

                                                 Three Months Ended            Nine Months Ended
                                             ---------------------------   --------------------------
                                              Sept. 30,      Sept. 30,      Sept. 30,      Sept. 30,
      Pro Forma Earnings Per Share:              1997           1996           1997          1996
------------------------------------------   ------------   ------------   ------------   -----------
               (Unaudited)
Net Income  ..............................   $  519,000     $  324,000     $1,227,000     $ 894,000
Weighted average shares    ...............    5,950,588      5,950,588      5,950,588     5,950,588
Basic earnings per share   ...............   $      .09     $      .09     $      .21     $     .15
                                             -----------    -----------    -----------    -----------
Weighted average-shares including the
 dilutive effect of stock options   ......    6,428,745      6,346,565      6,401,522     6,229,844
Diluted earnings per share ...............   $      .08     $      .05     $      .19     $     .14
                                             -----------    -----------    -----------    -----------

Note 3. Acquisition by the Hain Food Group, Inc.

     On September 8, 1997 the Company signed a letter of intent to be acquired by the Hain Food Group, Inc. ("Hain"). A wholly owned subsidiary of Hain began a cash tender offer of $3.625 per share of the Company's common stock. On October 14, 1997, due to the tender in excess of 95% of the Company's stock, the acquisition was consummated. In conjunction with the acquisition, Hain agreed to redeem the outstanding Subordinated Notes of the Company in the amount of $2,103,000. Reference is made to the Company's Schedule 14D-9 filed on September 17, 1997 and attached as an exhibit hereto.

Note 4. Contingencies

     Management has considered information furnished by legal counsel as to the current status of all outstanding legal proceedings and the development of these matters to date. Based upon this review, it is the opinion of Management that adequate provision has been made for all reasonable estimable costs and that the ultimate aggregate liability, if any, should not materially affect the consolidated financial statements.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

Results of Operations

Three months ended September 30, 1997

     Net sales for the quarter ended September 30, 1997 were $9,728,000, an increase of 19% over $8,188,000 in the prior year's period. This was the highest sales level for any quarter in the Company's history. The increase is largely due to very strong performance by the Company's non-dairy beverages. Sales of non-dairy beverages increased by 42% from the prior year's quarter with all types of beverages, soy and rice, and sizes, quart and half gallons, experiencing substantial gains.

     Gross profit of the Company was $4,017,000 or 41.3% of sales for the quarter ended September 30, 1997 compared to $3,152,000 or 38.5% of sales in 1996. The gross margin increase of 2.8% was caused by several factors. First, the Company's new products have higher margins than many of the older items. As these new products attain a higher percentage of the Company's sales volume, the mix has produced an overall increase in margin. In addition, the Company experienced a positive change in product mix towards its higher margin product lines. The third quarter of 1997 was the seventh consecutive quarter of higher gross margin percentages for the Company.

     Selling, general and administrative expenses were $3,389,000 or 34.8% of sales for the quarter ended September 30, 1997 compared to $2,703,000 or 33.0% of sales in 1996. The increase was due largely to programs with distributors and retailers to promote the Company's products at attractive retail prices.

     The Company had net interest and other expense of $34,000 in the current quarter compared to expense of $64,000 in the prior year. The Company recorded $75,000 of income tax expense, representing state taxes and the Federal alternative minimum tax, in the quarter ended September 30, 1997.

Nine months ended September 30, 1997

     Net sales for the nine months ended September 30, 1997 were $27,230,000 compared to $25,378,000 in the prior year's period, an increase of 7%. New product introductions in 1997 did not reach the level of 1996, when the Company had its largest product introduction, non-dairy half gallons. However, continued increases in the sales level of the Company's non-dairy beverages and canned products, accounted for the increase over the prior year.

     Gross profit of the Company was $10,950,000 or 40.2% of sales for the nine months ended September 30, 1997 compared to $9,650,000 or 38.0% of sales in 1996. The gross margin increase of 2.2% was caused by a positive change in product mix during 1997 during 1997 toward the Company's higher margin product categories. In addition, the Company's new product offerings provide better margins than previous products.

     Selling, general and administrative expenses were $9,430,000 or 34.6% of sales for the nine months ended September 30, 1997 compared to $8,453,000 or 33.3% of sales in the comparable period of 1996. The increase was due largely to programs with distributors and retailers to promote the Company's products at attractive retail prices.

     The Company had net interest and other expense of $123,000 in the nine months ended September 30, 1997 compared to net interest and other expense of $198,000 in the prior year's comparable period. The Company recorded $170,000 of income tax expense, representing state tax and the Federal alternative minimum tax, in the nine months ended September 30, 1997.

     As a result of the above, the Company recorded net income of $1,227,000 or $.19 per share for the months ended September 30, 1997, an increase of 37% over the nine months ended September 30, 1996 in which the Company recorded net income of $894,000 or $.14 per share.

              Pro Forma Condensed Combined Financial Information
                                  (Unaudited)

     The following unaudited pro forma condensed combined financial information is based on (i) the historical consolidated financial statements of The Hain Food Group, Inc. and subsidiaries and (ii) the historical consolidated financial statements of Westbrae Natural, Inc. and subsidiaries which are included elsewhere herein and should be read in conjunction with such financial statements and notes thereto.

     The historical condensed balance sheets represent the financial position of The Hain Food Group, Inc. and Westbrae Natural, Inc. as of September 30, 1997. The unaudited pro forma condensed combined balance sheet as of September 30, 1997 assumes the acquisition of Westbrae Natural, Inc. by The Hain Food Group, Inc. and the related financing with respect thereto, had occurred as of that date.

     The unaudited pro forma condensed combined statements of operations were prepared assuming that the acquisition of Westbrae Natural, Inc. by The Hain Food Group, Inc. had occurred as of the beginning of each period presented. The unaudited pro forma statements of income give effect to (i) such acquisition under the purchase method of accounting and (ii) certain estimated operational and financial benefits and costs that are a direct result of such acquisition.

     The unaudited pro forma condensed financial statements have been prepared based on assumptions deemed appropriate by The Hain Food Group, Inc. and may not be indicative of actual results of the future operations of The Hain Food Group, Inc.

                       Pro Forma Condensed Balance Sheet
                               September 30, 1997
                            (Amounts in thousands)
                                  (Unaudited)

                                                           Historical                   Pro Forma
                                                     ----------------------   ------------------------------
                                                       Hain       Westbrae       Adjustments        Combined
Assets                                               ---------   ----------   ------------------   ---------
Current Assets:
 Cash and cash equivalents   .....................    $   184    $ 1,175      ($     1,000)(1)      $   359
 Accounts receivable, net    .....................      8,151      2,895                             11,046
 Inventories  ....................................      7,425      4,451                             11,876
 Receivables-sales of equipment  .................        379         --                                379
 Other current assets  ...........................        990        603                              1,593
                                                      -------    --------      ------------         -------
    Total current assets  ........................     17,129      9,124            (1,000)          25,253
Property and equipment, net  .....................        732        138                                870
Receivables-sales of equipment, non current
 portion   .......................................        150         --                                150
                                                                                    (6,535)(2)
Goodwill and other intangible assets, net   ......     28,998      6,535            20,745 (3)       49,743
Unamortized financing costs and other
 assets    .......................................      2,422        256               781 (4)        3,459
                                                      -------    --------      ------------         -------
    Total assets .................................    $49,431    $16,053       $    13,991          $79,475
                                                      =======    ========      ============         =======
Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable and accrued expenses ...........    $ 6,097    $ 3,754                            $ 9,851
                                                                                    (1,000)(1)
                                                                                    (2,800)(5)
 Current portion of revolving credit  ............      3,800                        3,429 (6)        3,429
                                                                                    (1,333)(5)
 Current portion of senior term loan  ............      1,333                        3,000 (6)        3,000
 Current portion of other long-term debt .........        221        859              (859)(7)          221
 Income taxes payable  ...........................        592                                           592
                                                      -------    --------      ------------         -------
    Total current liabilities   ..................     12,043      4,613               437           17,093
                                                      -------    --------      ------------         -------
Long-term Debt, less current portion:
                                                                                    (2,006)(5)
 Senior credit facility   ........................      2,006         --            27,000 (6)       27,000
 Subordinated debentures  ........................      7,350      1,255            (1,255)(7)        7,350
 Other  ..........................................        249         --                                249
                                                      -------    --------      ------------         -------
    Total long-term debt  ........................      9,605      1,255            23,739           34,599
                                                      -------    --------      ------------         -------
Other liabilities   ..............................        403         --                --              403
Deferred income taxes  ...........................        552                                           552
                                                      -------    --------      ------------         -------
    Total Liabilities  ...........................     22,603      5,868            24,176           52,647
                                                      -------    --------      ------------         -------
Stockholders' equity:
 Preferred stock    ..............................         --         --                --               --
 Common stock    .................................         89         60               (60)(8)           89
 Additional paid in capital  .....................     21,547     17,202           (17,202)(8)       21,547
 Retained earnings  ..............................      5,467     (7,077)            7,077 (8)        5,467
 Treasury Stock  .................................       (275)        --                --             (275)
                                                      -------    --------      ------------         -------
    Total stockholders' equity  ..................     26,828     10,185           (10,185)          26,828
                                                      -------    --------      ------------         -------
    Total Liabilities and Stockholders'
      Equity  ....................................    $49,431    $16,053       $    13,991          $79,475
                                                      =======    ========      ============         =======

       See notes to unaudited pro forma condensed financial statements.

                    Pro forma Condensed Statement of Income
                       For the Year Ended June 30, 1997
                Amounts in thousands, except per share amounts
                                  (Unaudited)





                                                         Historical                    Pro Forma
                                                   ----------------------   --------------------------------
                                                     Hain       Westbrae        Adjustments         Combined
                                                   ---------   ----------   --------------------   ---------
Net sales   ....................................   $65,353       $32,894               --          $98,247
Cost of sales  .................................    40,781        20,019               --           60,800
                                                   --------     --------          --------        --------
Gross profit   .................................    24,572        12,875               --           37,447
                                                   --------     --------          --------        --------
Selling, general and administrative expenses        19,651        10,809          ($1,143)(1)       29,317
Depreciation of property and equipment .........       178            94               --              272
Amortization of goodwill and other                                                   (213)(2)
 intangible assets   ...........................       740           213              543 (3)        1,283
                                                   --------     --------          --------        --------
                                                    20,569        11,116             (813)          30,872
                                                   --------     --------          --------        --------
Operating income  ..............................     4,003         1,759              813            6,575
                                                   --------     --------          --------        --------
Interest expense  ..............................     1,639           213            1,786 (4)        3,638
Amortization of deferred financing costs  ......       509             0              (18)(5)          491
                                                   --------     --------          --------        --------
                                                     2,148           213            1,768            4,129
                                                   --------     --------          --------        --------
Income before income taxes .....................     1,855         1,546             (955)           2,446
Provision for income taxes .....................       786           206               35 (6)        1,027
                                                   --------     --------          --------        --------
Net income  ....................................   $ 1,069       $ 1,340          ($  990)         $ 1,419
                                                   ========     ========          ========        ========
Net income per common and common share
 equivalents   .................................   $  0.12                                         $  0.16
                                                   ========                                        ========
Weighted average number of common
 shares and common share equivalents   .........     8,993                                           8,993
                                                   ========                                        ========



       See notes to unaudited pro forma condensed financial statements.

                    Pro forma Condensed Statement of Income
                 For the Three Months Ended September 30, 1997
                Amounts in thousands, except per share amounts.
                                  (Unaudited)




                                                          Historical                   Pro Forma
                                                    ----------------------   ------------------------------
                                                      Hain       Westbrae       Adjustments        Combined
                                                    ---------   ----------   ------------------   ---------
Net sales .......................................   $16,336       $9,728             --           $26,064
Cost of sales   .................................     9,862        5,711             --            15,573
                                                    --------      -------        ------           --------
Gross profit ....................................     6,474        4,017             --            10,491
                                                    --------      -------        ------           --------
Selling, general and administrative expenses          4,837        3,313         ($ 301)(1)         7,849
Depreciation of property and equipment  .........        48           23             --                71
Amortization of goodwill and other                                                  (53)(2)
 intangible assets ..............................       210           53            136 (3)           346
                                                    --------      -------        ------          --------
                                                      5,095        3,389           (218)            8,266
                                                    --------      -------        ------          --------
Operating income   ..............................     1,379          628            218             2,225
                                                    --------      -------        ------          --------
Interest expense   ..............................       420           34            445 (4)           899
Amortization of deferred financing costs   ......       131            0             (5)(5)           126
                                                    --------      -------        ------          --------
                                                        551           34            440             1,025
                                                    --------      -------        ------          --------
Income before income taxes  .....................       828          594           (222)            1,200
Provision for income taxes  .....................       352           75             77 (6)           504
                                                    --------      -------        ------          --------
Net income   ....................................   $   476       $  519         ($ 299)          $   696
                                                    ========      =======        ======          ========
Net income per common and common share
 equivalents ....................................   $  0.05                                       $  0.07
                                                    ========                                      ========
Weighted average number of common
 shares and common share equivalents ............     9,965                                         9,965
                                                    ========                                      ========



        See notes to unaudited pro forma condensed financial statements.

          Notes to Pro Forma Condensed Combined Financial Information
                                  (Unaudited)


General:


     On October 14, 1997, The Hain Food Group, Inc. (the "Company") completed the acquisition of Westbrae Natural, Inc. ("Westbrae") in a transaction that has been accounted for as a purchase. The cost of the acquisition (including closing costs) and the repayment of the Company's existing Credit Facility with IBJ Schroder bank and Trust Company ("IBJ") and the repayment of Westbrae debt was funded by the New Credit Facility with IBJ providing for a $30 million senior term loan and a $10 million revolving credit facility.


     Details of the pro forma adjustments relating to the acquisition and the financing are set forth below.


Pro forma balance sheet adjustments:


(1) Westbrae cash and cash equivalents utilized to pay down Revolving Credit.

(2) Elimination of Westbrae goodwill at date of acquisition.


(3) Excess of acquisition costs over the fair value of the net tangible assets of Westbrae at date of acquisition.

(4) Financing costs incurred in connection with the financing relating to the acquisition.


(5) Old Credit Facility paid off with proceeds of New Credit Facility upon acquisition of Westbrae.

(6) Proceeds of New Credit Facility used to finance the acquisition, repay the Old Credit facility and repay Westbrae debt at date of acquisition.

(7) Westbrae debt at date of acquisition paid off with proceeds of New Credit Facility.

(8) Elimination of Westbrae equity accounts at date of acquisition.



Pro forma statement of income adjustments:


(1) Adjustment to give effect to the reduction of certain costs and expenses associated with the elimination of the principal corporate offices of Westbrae.


(2) Elimination of Westbrae historical amortization of goodwill.

(3) Goodwill amortization with respect to goodwill acquired in the acquisition of Westbrae.


(4) Increase in interest costs resulting from the financing of the Westbrae acquisition.

(5) Adjustment of amortization of financing costs resulting from the New Credit Facility.


(6) Adjustment to historical provision for income taxes to eliminate the effect of net operating loss carryforwards utilized by Westbrae and to adjust income taxes to the expected effective tax rate following acquisition.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THE HAIN FOOD GROUP, INC.


Dated: October 28, 1997                 By: /s/ Jack Kaufman
                                           ---------------------------------
                                           Jack Kaufman
                                            Chief Financial Officer

                                 EXHIBIT INDEX




Number    Description
--------  ------------
2.1       Agreement and Plan of Merger dated as of September 11, 1997, among Parent, the Pur-
          chaser and the Company (Incorporated by reference from Exhibit (c)(1) to the Schedule
          14D-1 filed by Parent and the Purchaser with the Securities and Exchange Commission (the
          "SEC") dated September 12, 1997 (the "Schedule 14D-1")).

2.2       Shareholders Agreement dated as of September 11, 1997 among the Company, the share-
          holders named therein, the Parent and the Purchaser (Incorporated by reference from
          Exhibit (c)(2) to the Schedule 14D-1).

2.3       First Amendment to the Agreement and Plan of Merger dated as of October 9, 1997, among
          Parent, the Purchaser and the Company (Incorporated by reference from Exhibit (c)(5) to
          Amendment No. 1 to the Schedule 14D-1 filed by Parent and the Purchaser with the SEC dated October 9, 1997).

2.4       Press release of Parent dated October 15, 1997 (Incorporated by reference from Exhibit
          (a)(9) to Amendment No. 2 to the Schedule 14D-1 filed by Parent and Purchaser with the
          SEC dated October 15, 1997).

                            Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005


                                                            October 29, 1997




                                                                  (212) 701-3512

                    Re: The Hain Food Group, Inc. - Form 8-K

Ladies and Gentlemen:

     On behalf of The Hain Food Group, Inc. (the "Company"), we are filing herewith, via EDGAR, the Company's Form 8-K dated October 28, 1997.

     Any questions or comments regarding this filing should be directed to the undersigned at the number set forth above.




                                                    Sincerely,




                                                    /s/ Robert S. Matthews
                                                    -----------------
                                                    Robert S. Matthews


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
















(Enclosures)

cc:  The Hain Food Group, Inc.
     The NASDAQ Stock Market